Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PAPAYA GROWTH OPPORTUNITY CORP. I

PAPAYA GROWTH OPPORTUNITY CORP. I, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.            The name of the Corporation is “Papaya Growth Opportunity Corp. I”. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 8, 2021. A First Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 19, 2021. A Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 13, 2022, a Certificate of Amendment was filed with the Secretary of State of the State of Delaware on April 12, 2023, and a Certificate of Amendment was filed with the Secretary of the State of Delaware on August 31, 2023 (as amended, the “Second Amended and Restated Certificate”).

2.            This Amendment to the Second Amended and Restated Certificate (this “Amendment”) further amends the provisions of the Second Amended and Restated Certificate.

3.            This Amendment has been duly adopted by the affirmative vote of the holders of at least 65% of the outstanding shares of common stock at a meeting of stockholders in accordance with the Second Amended and Restated Certificate and the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.            The Second Amended and Restated Certificate is hereby amended by deleting Article IX, Section 9.01(b) in its entirety and inserting the following in lieu thereof:

“(b) Immediately after this Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 24, 2021 (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay franchise and income taxes, and less interest in an amount up to $100,000 to pay dissolution expenses, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by January 19, 2025 (the “completion window”) and (iii) the redemption of shares in connection with a vote seeking to amend such provisions of this Amended and Restated Certificate as described in Section 9.07. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the “Sponsor” or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

5.            The Second Amended and Restated Certificate is hereby amended by deleting Article IX, Section 9.01(c) in its entirety and inserting the following in lieu thereof:

“(c) Notwithstanding Section 9.01(b) or any other provision of this Second Amended and Restated Certificate, if the Company wishes to extend the time to complete its initial Business Combination, the Board may, upon the request of the Sponsor and without the approval of any of the Corporation’s other stockholders, extend the period of time the Corporation shall have to consummate an initial Business Combination up to the completion window, subject to the Sponsor, or its affiliates or designees, depositing into the Trust Account on a monthly basis the lesser of (a) $30,000 and (b) $0.0225 for each Offering Share that remains outstanding at the time of such deposit (such amount, the “Monthly Extension Amount”), on or prior to the date of the applicable deadline, for each of the available one month extensions providing a total possible Business Combination period of 36 months. Any such payments would be made in the form of non-interest bearing loans, evidenced by an unsecured promissory note equal to the amount of any such deposit, which will not be repaid in the event that we are unable to close a Business Combination unless there are funds available outside the Trust Account to do so. Our Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for us to complete our initial Business Combination. Our Public Stockholders will not be entitled to vote or redeem their shares in connection with any such extension. As a result, we may conduct such an extension even though a majority of our Public Stockholders do not support such an extension and will not be able to redeem their shares in connection therewith. In the event that the Sponsor elects at its option to deposit extra funds into the trust account as described in this Section 9.01(c) prior to or in connection with the applicable deadlines described in Section 9.01(b), the Corporation’s deadline to consummate an initial Business Combination under this Second Amended and Restated Certificate shall be automatically extended by such one-month increments, as applicable.”

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 16th day of February, 2024.

PAPAYA GROWTH OPPORTUNITY CORP. I

By:	/s/ Clay Whitehead
Name: Clay Whitehead
Title: Chief Executive Officer